FOR IMMEDIATE RELEASE
Company Contacts:
Tom Brandt

Senior Vice President and CFO

TeleCommunication Systems, Inc.
410-280-1001
tbrandt@telecomsys.com

Scott Liolios
Investor Relations
Liolios Group
949-574-3860
scott@liolios.com

TELECOMMUNICATION SYSTEMS, INC. REPORTS
THIRD QUARTER 2005 RESULTS

Growth in Government and VoIP E9-1-1 Business Yield Improvement Over Q2-05; Backlog Is Up 19%

ANNAPOLIS, MD – November 3, 2005 – TeleCommunication Systems, Inc. (TCS) (Nasdaq: TSYS), a global leader in mission-critical wireless communications technology, today announced results for the quarter ended September 30, 2005.

TCS reported total revenue for the quarter of $35 million, compared to $28 million last quarter and $38 million for the same period last year. On a GAAP basis, TCS reported a net loss for the third quarter of 2005 of $2.2 million, or $0.06 per basic share, compared to a net loss of $3.2 million, or $0.10 per basic share in the same period last year. The company’s $13 million gross profit for the third quarter of 2005 was 37% of revenue, up from last year’s 35% of revenue. Year-to-date revenues of $96 million in 2005 compare to $111 million in 2004. Year-to-date net loss was $8.3 million, compared to a net loss of $5.8 million in 2004.

In addition to using GAAP results in evaluating TCS’s business, management also believes it is useful to measure results using a non-GAAP measure which we refer to as Adjusted Operating Income/Loss. This measure excludes amortization of software development costs, non-cash stock compensation expense, depreciation and amortization of fixed assets, amortization of acquired intangible assets, and non-cash financing expenses. See “GAAP to non-GAAP Reconciliation” below for further information on our non-GAAP measure.

The Adjusted Operating Income in the third quarter was $1.2 million, or $0.03 per basic and diluted share, compared to breakeven in the same period last year. Year-to-date Adjusted Operating Income was $1.9 million, or $0.05 per basic and diluted share for 2005 compared to $4.2 million, or $0.13 per basic share ($0.12 diluted) for 2004.

Maurice B. Tosé, founder and CEO said, ”We saw a resurgence in government systems revenue during the quarter just ended, following four quarters of disappointing federal procurements. We have a very strong government order book for the fourth quarter and good momentum going into 2006. Sales of commercial systems ticked up during the third quarter as well. Services revenue under multi-year contracts grew from about $5 million last quarter to almost $6 million, reflecting our continuing progress in building our professional services business. And Voice Over IP E9-1-1 service revenue built around our important new relationship with Vonage® produced growth of almost one third in our hosted service revenue.

“The company continues to invest in and broaden market awareness of our location-based technology. Sprint’s third quarter launch of location-based services for their consumer customers using the TCS Xypoint platform hosted in our network operations center was an important milestone. We added Motorola to Ericsson and Nortel as an OEM reseller, and we are in various stages of proposals and trials with multiple carriers around the world.“

As of September 30, 2005, our backlog of approximately $132 million was up 19% from the $111 million backlog at June 30, 2005. We expect to realize approximately $66 million of this backlog in the next 12 months.

OPERATING HIGHLIGHTS

•	TCS VoIP E9-1-1 Solutions Accelerate and Gain Traction – Vonage® and TCS collaborated on the launch of innovative Voice Over IP E9-1-1 (VoIP) technology throughout the U.S. Marquee customer relationships, partnerships, and alliances were created during the third quarter including: Level 3, Corr Wireless, Skyhook Wireless, Deltathree, Packet8 Broadband, and VoIP Inc.

•	Patent Portfolio Expanded – TCS was issued three new patents related to enhanced E9-1-1 location information using VoIP, routing protocols for E9-1-1 call delivery via GSM networks and prepaid call management technology. We have engaged counsel and consultants during the quarter to pursue royalty opportunities for the company. Our patent portfolio also serves to protect our competitive position in our product and service markets.

•	Location Based Services – Sprint launched commercial location based services during the quarter using TCS’s Xypoint Location Platform hosted in TCS’s premier network operations center. This is the first launch of CDMA location based services in the U.S., raising the bar for enhanced services. The volume of Rand McNally™ branded applications sold through leading U.S. wireless carriers including Verizon, Cingular, Sprint, Alltel and Ntelos grew about 25% during the quarter.

•	Government Systems – An alliance was announced enabling Swiftlink® gear to take advantage of important Broadband enhancements to the Inmarsat satellite constellation which enable a 60-fold increase in capability over the earlier Inmarsat system. TCS will co-market BGAN-based solutions with Thrane & Thrane, who is the world’s leading manufacturer of terminals for global mobile satellite and radio communication. Inmarsat BGAN is an attractive addition to our Swiftlink VSAT broadband service in some situations.

FINANCIAL DETAILS

Revenue and Gross Profit (revenue minus direct cost of revenue, including amortization of software development costs):

		Three months ended Sept. 30,
	2005				2004
Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$19.0	$0.1	$19.1	$20.2	$—	$20.2
Services	0.4	5.6	6.0	—	3.9	3.9
Systems	3.1	6.3	9.4	4.2	9.7	13.9
Total revenue	$22.5	$12.0	$34.5	$24.4	$13.6	$38.0
Gross profit ($millions)

Hosted, subscriber, and maintenance	$8.8	$0.1	$8.9	$7.7	$—	$7.7
As a % of revenue	46%	72%	47%	38%		38%
Services	0.2	1.8	2.0	—	1.3	1.3
As a % of revenue	63%	32%	34%		33%	33%
Systems	0.4	1.5	1.9	1.1	3.0	4.1
As a % of revenue	11%	25%	20%	26%	31%	30%
Total gross profit	$9.4	$3.4	$12.8	$8.8	$4.3	$13.1
Gross profit as a % of revenue	42%	28%	37%	36%	32%	35%

		Nine months ended Sept. 30,
	2005			2004
Revenue ($millions)	Comm. Apps	Gvmt	Total	Comm. Apps	Gvmt	Total

Hosted, subscriber, and maintenance	$56.2	$0.3	$56.5	$62.4	$—	$62.4
Services	1.4	14.7	16.1	—	10.8	10.8
Systems	11.5	11.6	23.1	16.5	21.5	38.0
Total revenue	$69.1	$26.6	$95.7	$78.9	$32.3	$111.2
Gross profit ($millions)

Hosted, subscriber, and maintenance	$25.8	$0.2	$26.0	$23.5	$—	$23.5
As a % of revenue	46%	80%	46%	38%		38%
Services	0.7	5.4	6.1	—	4.1	4.1
As a % of revenue	54%	36%	38%		38%	38%
Systems	4.2	3.0	7.2	7.9	7.7	15.6
As a % of revenue	36%	26%	31%	48%	36%	41%
Total gross profit	$30.7	$8.6	$39.3	$31.4	$11.8	$43.2
Gross profit as a % of revenue	45%	32%	41%	40%	37%	39%

Hosted, subscriber, and maintenance revenue and gross profit: For the nine-month period, the gross profit from TCS hosted, subscriber and maintenance revenue was up $3 million or 11% over the prior year, and up 15% in the quarter just ended. The principal source of this increase was revenue from Voice over IP E9-1-1 business. Revenue increases from commercial carrier hosted services, mainly E9-1-1, and maintenance revenue, as well as the revenue from our new mobile applications, were offset by lower commercial mobile office business. While mobile office subscriptions on Mobitex and Motient networks continued to decline, we began to offer voice and data service on CDMA networks during the third quarter, and we are optimistic that customers will value the flexibility of our mobeo™ business MVNO service.

Services revenue and gross profit: The gross profit from service contracts for the first nine months is up about 50% from the year-ago level, resulting from increased Government service-type projects and commercial location technology service contract work.

Systems revenue and gross profit: Government systems revenue, mostly from SwiftLink deployable communication systems, was up from the last two quarters but lower than a year ago. However, we are entering the fourth quarter with the strongest backlog and pipeline of system orders in more than a year. Third quarter commercial systems revenues were also down in the quarter and year to date, and an expected carrier purchase of text messaging license capacity has been deferred into 2006.

During the quarter, we successfully extended our line of credit arrangement through October 2008. The company’s cash and cash equivalents balance was approximately $8.4 million at September 30, 2005. Cash was used during the quarter for a $9.7 million increase in working capital (mostly receivables from higher revenue), $1.4 million of capital expenditures, $1.1 million for capitalized software development costs, $2.4 million in principal payments on long-term debt and capital leases, and a $1.2 million increase in deposits on outstanding orders for equipment for open projects. Cash was provided during the quarter by the $1.2 million Adjusted Operating Income, and $5.0 million of bank line of credit borrowings. As of September 30, 2005, and under the terms of the amended line of credit agreement dated October 14, 2005, approximately $4.6 million was available.

CONFERENCE CALL

The company has scheduled a conference call for Thursday, November 3rd, 2005 at 5:00 PM EST. The company’s Chairman, President and CEO, Maurice B. Tosé, and Tom Brandt, Senior Vice President and CFO, will discuss the third quarter 2005 results and other corporate information. A question and answer session will follow management’s presentation. To participate in the conference call, investors can dial the appropriate number below shortly before the 5:00 PM start time and ask for the TeleCommunication Systems conference call hosted by Mr. Tosé. The teleconference dial-in numbers are as follows:

Domestic callers:	1 866 761 0749
International callers:	1 617 614 2707
Conference Access Number:	89882925

The conference call will be broadcast simultaneously on the company’s web site, http://www.telecomsys.com. Investors are advised to go to the web site at least 15 minutes early to register, download, and install any necessary audio software. A replay of the call will be available on Thursday, November 3rd, 2005 beginning at 7:00 PM and will be accessible until Thursday, November 10th at 11:59 PM ET. The replay call-in number is 888 286-8010 for domestic callers and 617 801-6888 for international listeners. The access number is 87240276.

ABOUT TELECOMMUNICATION SYSTEMS, INC.

TeleCommunication Systems, Inc. (TCS)(NASDAQ:TSYS) is a global leader in mission-critical wireless communications technology. TCS’s wireless data offerings include location-based Enhanced 9-1-1 services, and messaging and location service infrastructure for wireless operators, real-time market data and alerts to financial institutions, mobile asset management and mobile office solutions for enterprises, and encrypted satellite communications for government customers. For more information visit. http://www.telecomsys.com

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. These statements are based upon TCS’s current expectations and assumptions that are subject to a number of risks and uncertainties that would cause actual results to differ materially from those anticipated. The words, “believe,” “expect,’’ “intend,” “anticipate,’’ and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Statements in this announcement that are forward-looking include, but are not limited to: (a) our expectation to realize $66 million in backlog over the next twelve months and our belief that we have the strongest backlog and pipeline of systems orders in more than a year, (b) that we have a very strong government order book for the fourth quarter and good momentum going into 2006, (c) that we continue to believe the new patents can open new opportunities for the company as well as protect our competitive position in our present markets, (d) our belief that Inmarsat BGAN is an attractive alternative to VSAT in certain situations, and (e) that we are optimistic that customers will value the flexibility of our mobeo™ business MVNO service.

Our backlog at any given time may be affected by a number of factors, including contracts being renewed or new contracts being signed before existing contracts are completed. Some of our backlog could be canceled for causes such as late delivery, poor performance, or other factors. Accordingly, a comparison of backlog from period to period is not necessarily meaningful and may not be indicative of eventual actual revenue.

Additional risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (SEC). These include without limitation risks and uncertainties relating to the company’s financial results and the ability of the company to (i) reach and sustain profitability, (ii) continue to rely on its customers and other third parties to provide additional products and services that create a demand for ourproducts and services, (iii) conduct its business in foreign countries, (iv) adapt and integrate new technologies into its products, (v) expand its sales and business offerings in the wireless data industry, (vi) develop software without any errors or defects, (vii) have sufficient capital resources to fund the company’s operations, (viii) protect its intellectual property rights, (ix) implement its sales and marketing strategy, and (x) successfully integrate the assets and personnel of acquired entities. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

GAAP to non-GAAP Reconciliation
The company’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the company’s revenues and certain costs of operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is Adjusted Operating Income/Loss which is a non-GAAP financial measure. This measure consists of GAAP net income/loss excluding amortization of software development costs, non-cash compensation expense, depreciation and amortization of fixed assets, amortization of acquired intangible assets, and non-cash financing expenses.

Management believes it is useful in measuring TCS’s operations to exclude non-cash amortization of software development costs and amortization of acquired intangible assets, because these expenses primarily represent past costs incurred which generally cannot be changed by management in the short term. Management believes that it also is useful to exclude non-cash financing cost, because such costs are primarily related to the company’s 2004 acquisition of the Enterprise division and relate to past financing arrangements which are not directly correlated with the results of current period operations; rather these non-operating costs are better associated with the company’s financing and investment activities. Management believes that it also is useful to exclude non-cash compensation expense, because such costs relate to restricted stock grants to directors and key executives and to the value of stock options granted to employees who received such awards prior to the company’s initial public offering in 2000. Such amounts are diminishing and not directly correlated with the results of current period operations. Management further believes that it also is useful to exclude non-cash depreciation and amortization of fixed assets, as such amounts relate to costs which were incurred in previous years and do not necessarily correlate with the costs of capital spending, primarily for technology assets, where the replacement cost of equivalent computing capacity has been declining significantly.

Management believes that non-GAAP Adjusted Operating Income/Loss provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to our historical operating results. Management also uses this information internally for forecasting and budgeting. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

The following table reconciles the specific items excluded from GAAP in the calculation of non-GAAP Adjusted Operating Income/Loss for the periods shown below:

Consolidated Statement of Operations Reconciliation	3 months ended Sept. 30,		9 months ended Sept. 30,
(amounts in thousands)	2005	2004	2005	2004
	(unaudited)		(unaudited)
Net (loss)/income on a GAAP basis	$(2,212)	$(3,245)	$(8,337)	$(5,828)
Amortization of software development costs	205	77	613	403
Non-cash stock compensation expense	153	247	565	950
Depreciation and amortization of property	2,279	2,015	6,633	5,659
and equipment
Amortization of acquired intangible assets	680	532	2,166	1,596
Non-cash financing cost	87	328	259	1,431

Adjusted operating income/(loss)	$1,192	$(46)	$1,899	$4,211

Consolidated Statement of Operations Reconciliation per Share	3 months ended Sept. 30,		9 months ended Sept. 30,

(amounts in thousands, except per share data)	2005	2004	2005	2004
(unaudited)			(unaudited)
Diluted net loss on a GAAP basis	$(0.06)	$(0.10)	$(0.22)	$(0.18)
Amortization of software development costs	0.01	0.00	0.02	0.01
Non-cash stock compensation expense	0.00	0.01	0.01	0.03
Depreciation and amortization of property	0.06	0.06	0.17	0.16
and equipment
Amortization of acquired intangible assets	0.02	0.02	0.05	0.04
Non-cash financing cost	0.00	0.01	0.01	0.04

Adjusted operating income/(loss)	$0.03	$(0.00)	$0.05	$0.12

Shares used in calculation of diluted net loss on a GAAP basis	39,003	33,587	38,743	32,683
Shares used in calculation of diluted adjusted operating income/(loss)	39,731	33,587	39,801	35,673
Shares used in the calculation of GAAP diluted earnings per share are expected to be the same as the shares used in the calculation of diluted adjusted operating income/(loss) per share except when the company reports a GAAP loss and an adjusted operating income.

Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, depreciation and amortization of fixed assets are important to consider because they may represent initial expenditures that under GAAP are reported across future fiscal periods. Likewise, non-cash stock compensation expense is an obligation of the company that should be considered. Amortization of software development costs and amortization of acquired intangible assets are the costs identified at the time of an acquisition that are reported across future fiscal periods and, therefore, are important to consider when evaluating our financial performance. Non-cash financing costs represent costs incurred to secure debt instruments. All of these metrics are important generally to financial performance.

Though TCS’s management finds its non-GAAP measure useful to evaluate the performance of TCS’s business, its reliance on this measure is limited because items excluded from such measures often have a material effect on TCS’s earnings and earnings per share calculated in accordance with GAAP. Therefore, TCS’s management typically uses its non-GAAP earnings and earnings per share measures in conjunction with GAAP earnings and earnings per share measures, to address these limitations.

TCS believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business, which management uses in its own evaluation of performance, and an additional base line for assessing the future earnings potential of the company. While the GAAP results are more complete, the company prefers to allow investors to have this supplemental measure since, with a reconciliation to GAAP, it may provide additional insight into our financial results.

TeleCommunication Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)
	3 months ended		9 months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenue
Hosted, subscriber, and maintenance	$19,129	$20,230	$56,481	$62,377
Services	5,989	3,938	16,108	10,846
Systems	9,428	13,869	23,092	38,018

Total revenue	34,546	38,037	95,681	111,241
Direct costs of revenue
Direct cost of hosted, subscriber, and maintenance revenue	10,231	12,496	30,452	38,873
Direct cost of services revenue	3,976	2,651	9,996	6,760
Direct cost of systems	7,532	9,756	15,938	22,433

Total direct cost of revenue	21,739	24,903	56,386	68,066
Hosted, subscriber, and maintenance gross profit	8,898	7,734	26,029	23,504
As a % of revenue	47%	38%	46%	38%
Services gross profit	2,013	1,287	6,112	4,086
As a % of revenue	34%	33%	38%	38%
Systems gross profit	1,896	4,113	7,154	15,585
As a % of revenue	20%	30%	31%	41%

Total gross profit	12,807	13,134	39,295	43,175
Total gross profit	37%	35%	41%	39%
as a % of revenue
Operating costs and expenses
Research and development expense	3,624	4,798	11,820	14,399
Sales and marketing expense	3,292	3,080	10,621	9,593
General and administrative expense	4,771	5,121	14,831	14,374
Depreciation and amortization of property and equipment	2,279	2,015	6,633	5,659
Amortization of acquired intangible assets	680	532	2,166	1,596
Non-cash stock compensation expense	153	247	565	950

Total operating costs and expenses	14,799	15,793	46,636	46,571

Loss from operations	(1,992)	(2,659)	(7,341)	(3,396)
Cash interest expense	(162)	(337)	(522)	(898)
Non-cash financing cost	(87)	(328)	(259)	(1,431)
Other income/(expense), net	29	79	(215)	(103)

Net loss	$(2,212)	$(3,245)	$(8,337)	$(5,828)

Loss per share-basic and diluted	$(0.06)	$(0.10)	$(0.22)	$(0.18)

Weighted average shares outstanding-
basic and diluted	39,003	33,587	38,743	32,683

Net (loss)/income	$(2,212)	$(3,245)	$(8,337)	$(5,828)
Add back non-cash operating expenses	3,317	2,871	9,977	8,608
Add back non-cash financing cost	87	328	259	1,431

Total non-cash charges	3,404	3,199	10,236	10,039

Adjusted operating income/(loss)	$1,192	$(46)	$1,899	$4,211

Adjusted operating income/(loss) per share-basic	$0.03	$(0.00)	$0.05	$0.13

Adjusted operating income/(loss) per share-diluted	$0.03	$(0.00)	$0.05	$0.13

TeleCommunication Systems, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)
			September 30,	December 31,
			2005	2004
Assets			(unaudited)
Current assets:
	Cash and cash equivalents		$8,385	$18,251
	Accounts receivable, net		23,382	23,952
	Unbilled receivables		11,271	10,503
	Inventory		3,932	3,985
	Other current assets		4,772	2,755

		Total current assets	51,742	59,446
Property and equipment, net			16,869	17,917
Software development costs, net			4,505	2,791
Acquired intangible assets, net			4,171	5,842
Goodwill			14,446	14,798
Other assets			2,896	1,588

		Total assets	$94,629	$102,382

Liabilities and stockholders’ equity
Current liabilities:
	Accounts payable and accrued expenses		$18,159	$19,256
	Deferred revenue		8,412	5,228
	Current portion of capital leases and notes payable		12,668	14,758

		Total current liabilities	39,239	39,242
Capital leases and notes payable, less current portion			3,432	3,634
Total stockholders’ equity			51,958	59,506

		Total liabilities and	$94,629	$102,382
		stockholders' equity	==================	=================